Exhibit 99.1
Super Micro Computer, Inc. Announces 4th Quarter 2014 Financial Results
SAN JOSE, Calif., August 5, 2014 (BUSINESS WIRE) -- Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, today announced fourth quarter and full-year financial results for the fiscal year ended June 30, 2014.
Fiscal 4th Quarter Highlights

•	Quarterly net sales of $428.1 million, up 14.5% from the third quarter of fiscal year 2014 and up 32.8% from the same quarter of last year.

•	GAAP net income before income tax provision of $26.3 million, up 23.5% from the third quarter of fiscal year 2014 and up 114.3% from the same quarter of last year.

•	GAAP net income of $16.5 million, down 0.2% from the third quarter of fiscal year 2014 and up 96.4% from the same quarter of last year.

•	GAAP gross margin of 15.5%, up from 15.3% in the third quarter of fiscal year 2014 and up from 14.3% in the same quarter of last year.

•	Server solutions accounted for 55.2% of net sales compared with 50.1% in the third quarter of fiscal year 2014 and 47.4% in the same quarter of last year.

Net sales for the fourth quarter ended June 30, 2014 totaled $428.1 million, up 14.5% from $373.8 million in the third quarter of fiscal year 2014. No customer accounted for more than 10% of net sales during the quarter ended June 30, 2014.
GAAP net income for the fourth quarter of fiscal year 2014 was $16.5 million or $0.34 per diluted share, an increase of 96.4% from the net income of $8.4 million, or $0.19 per diluted share in the same period a year ago. Included in net income for the quarter is $2.9 million of stock-based compensation expense (pre-tax). Excluding this item and the related tax effect, non-GAAP net income for the fourth quarter was $19.4 million, or $0.40 per diluted share, compared to non-GAAP net income of $11.3 million, or $0.26 per diluted share, in the same quarter of the prior year. On a sequential basis, non-GAAP net income increased from the third quarter of fiscal year 2014 by $1.6 million or $0.03 per diluted share.
GAAP gross margin for the fourth quarter was 15.5% compared to 14.3% in the same period a year ago. Non-GAAP gross margin for the fourth quarter was 15.6% compared to 14.4% in the same period a year ago. GAAP gross margin and Non-GAAP gross margin for the third quarter of fiscal year 2014 were 15.3% and 15.4%, respectively.
The GAAP income tax provision was $9.8 million or 37.2% of income before tax provision compared to $3.9 million or 31.4% in the same period a year ago and $4.8 million or 22.3% in the third quarter of fiscal year 2014. The increase from prior year was due to the reinstatement of the R&D tax credit in that quarter. The increase from prior quarter was due to a lower deduction for stock-based compensation expense and an increase in taxable income in the current quarter.
The Company's cash and cash equivalents and short and long term investments at June 30, 2014 were $99.6 million compared to $95.7 million at June 30, 2013. Free cash flow for the year ended June 30, 2014 was $(34.0) million primarily due to the purchase of real property in San Jose, California for $30.1 million.
Fiscal Year 2014 Summary
Net sales for the fiscal year ended June 30, 2014 were $1,467.2 million, up 26.2% from $1,162.6 million for the fiscal year ended June 30, 2013. GAAP net income for fiscal year 2014 increased to $54.2 million, or $1.16 per diluted share, an increase of 154.5% from $21.3 million, or $0.48 per diluted share, for fiscal year 2013. Excluding $11.1 million of stock based-compensation expense and related tax effect, non-GAAP net income for the fiscal year 2014 was $62.9 million or $1.34 per diluted share, an increase of 95.4% compared to $32.2 million or $0.73 per diluted share for fiscal year 2013.
Business Outlook & Management Commentary
The Company expects net sales of $395 million to $435 million for the first quarter of fiscal year 2015 ending September 30, 2014. The Company expects non-GAAP earnings per diluted share of approximately $0.36 to $0.42 for the first quarter.
“In the fourth quarter, we achieved $428.1 million revenue or 32.8% growth over last year which marked the third straight quarter of record revenues and keeps us on a path to reach our goal of achieving $2 billion annual run rate in the coming fiscal year 2015. Revenue growth was driven by higher sales into virtualization and cloud applications to internet data centers totaling 17.8% of fourth quarter revenue or 150% higher than last year which helped us to achieve record revenue for system sales of 55.2% of revenue. With this strong revenue growth combined with operating expense leverage, we achieved record profits,” said Charles Liang, Chairman and CEO. “We are looking forward to the new fiscal year and we have been preparing to be a strong market leader in the upcoming technology refresh cycle related to the Intel Grantley (Haswell new processor) launch. We have created new X10 based product lines optimized for Grantley which includes our new Ultra server architecture, our new Data Center Optimized line, and our TwinPro line to just name a few of the many products that will lead the industry in innovation and time to market.”
It is currently expected that the outlook will not be updated until the Company’s next quarterly earnings announcement, notwithstanding subsequent developments. However, the Company may update the outlook or any portion thereof at any time. Such updates will take place only by way of a news release or other broadly disseminated disclosure available to all interested parties in accordance with Regulation FD.
Conference Call Information
Super Micro Computer will discuss these financial results in a conference call at 2:00 p.m. PT, today. To participate the conference, please call 1-888-329-8877 (international callers dial 1-719-457-2661) 10 minutes prior. A recording of the conference will be available until 11:59 pm ET on Tuesday, August 19, 2014 by dialing 1-877-870-5176 (international callers dial 1-858-384-5517) and entering replay PIN 6112672. The live web cast and recording of the call will be available on the Investor Relations section at www.supermicro.com two hours after the conference conclusion. They will remain available until the Company's next earnings call.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to our expected financial and operating results, our ability to build and grow Super Micro Computer, the benefits of our products and our ability to achieve our goals, plans and objectives. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. These include, but are not limited to: our dependence on continued growth in the markets for X86, blade servers and embedded applications, increased competition, difficulties of predicting timing, introduction and customer acceptance of new products, poor product sales, difficulties in establishing and maintaining successful relationships with our distributors and vendors, shortages or price fluctuations in our supply chain, our ability to protect our intellectual property rights, our ability to control the rate of expansion domestically and internationally, difficulty managing rapid growth and general political, economic and market conditions and events. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.
Use of Non-GAAP Financial Measures
Non-GAAP gross margin discussed in this press release excludes stock-based compensation expense. Non-GAAP net income and net income per share discussed in this press release exclude stock-based compensation expense and the related tax effect of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, detailed reconciliations between the Company's GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings.
About Super Micro Computer, Inc.
Supermicro® (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, FatTwin™, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO. Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets/accessories delivering unrivaled performance and value.
Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).
Supermicro, FatTwin, UltraTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc. All other brands, names and trademarks are the property of their respective owners.

SUPER MICRO COMPUTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30,	June 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$96,872	$93,038
Accounts receivable, net	212,738	149,340
Inventory	315,837	254,170
Deferred income taxes – current	16,842	15,786
Prepaid income taxes	5,555	4,039
Prepaid expenses and other current assets	6,237	6,819
Total current assets	654,081	523,192
Long-term investments	2,647	2,637
Property, plant and equipment, net	130,589	95,912
Deferred income taxes – noncurrent	6,154	7,275
Other assets	2,854	3,241
Total assets	$796,325	$632,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$219,354	$172,855
Accrued liabilities	37,564	34,122
Income taxes payable	11,414	6,049
Short-term debt and current portion of long-term debt	42,554	28,638
Total current liabilities	310,886	241,664
Long term debt-net of current portion	3,733	6,533
Other long-term liabilities	12,475	10,336
Total liabilities	327,094	258,533
Stockholders' equity:
Common stock and additional paid-in capital	199,062	157,712
Treasury stock (at cost)	(2,030)	(2,030)
Accumulated other comprehensive loss	(63)	(69)
Retained earnings	272,087	217,930
Total Super Micro Computer Inc. stockholders' equity	469,056	373,543
Noncontrolling interest	175	181
Total liabilities and stockholders' equity	$796,325	$632,257

SUPER MICRO COMPUTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Net sales	$428,069	$322,333	$1,467,202	$1,162,561
Cost of sales	361,672	276,310	1,241,657	1,002,508
Gross profit	66,397	46,023	225,545	160,053
Operating expenses:
Research and development	23,023	19,557	84,257	75,208
Sales and marketing	10,755	8,361	38,012	33,785
General and administrative	6,079	5,677	23,017	23,902
Total operating expenses	39,857	33,595	145,286	132,895
Income from operations	26,540	12,428	80,259	27,158
Interest and other income, net	19	24	92	48
Interest expense	(222)	(161)	(757)	(610)
Income before income tax provision	26,337	12,291	79,594	26,596
Income tax provision	9,788	3,865	25,437	5,317
Net income	$16,549	$8,426	$54,157	$21,279
Net income per common share:
Basic	$0.37	$0.20	$1.24	$0.50
Diluted	$0.34	$0.19	$1.16	$0.48
Weighted-average shares used in calculation of net income per common share:
Basic (a)	45,017	42,267	43,599	41,992
Diluted (b)	48,317	43,918	46,512	43,907

Stock-based compensation is included in the following cost and expense categories by period (in thousands):

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Cost of sales	$215	$257	$941	$953
Research and development	1,790	1,599	6,783	6,527
Sales and marketing	335	359	1,260	1,541
General and administrative	539	484	2,078	2,340

SUPER MICRO COMPUTER, INC
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)
(Unaudited)
	Fiscal Year Ended June 30,
	2014	2013
OPERATING ACTIVITIES:
Net income	$54,157	$21,279
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	6,364	7,835
Stock-based compensation expense	11,062	11,361
Excess tax benefits from stock-based compensation	(2,992)	(865)
Allowance for doubtful accounts	1,476	929
Provision for inventory	2,254	9,725
Exchange gain	(96)	(153)
Deferred income taxes, net	63	(7,010)
Changes in operating assets and liabilities:
Accounts receivable, net	(64,874)	(48,255)
Inventory	(63,921)	12,704
Prepaid expenses and other assets	618	(67)
Accounts payable	46,298	(2,208)
Income taxes payable, net	10,882	4,490
Accrued liabilities	3,293	4,384
Other long-term liabilities	1,954	(566)
Net cash provided by operating activities	6,538	13,583

INVESTING ACTIVITIES:
Proceeds from investments	—	300
Purchases of property, plant and equipment	(40,567)	(5,001)
Restricted cash	406	(412)
Net cash used in investing activities	(40,161)	(5,113)

FINANCING ACTIVITIES:
Proceeds from debt	17,354	20,641
Repayment of debt	(6,320)	(18,073)
Proceeds from exercise of stock options	23,928	1,845
Excess tax benefits from stock-based compensation	2,992	865
Payment of obligations under capital leases	(47)	(40)
Payments under receivable financing arrangements	(4)	(610)
Contribution from noncontrolling interests	—	168
Minimum tax withholding paid on behalf of employees for restricted stock awards	(681)	(1,034)
Net cash provided by financing activities	37,222	3,762
Effect of exchange rate fluctuations on cash	235	(20)
Net increase in cash and cash equivalents	3,834	12,212
Cash and cash equivalents at beginning of year	93,038	80,826
Cash and cash equivalents at end of year	$96,872	$93,038
Supplemental disclosure of cash flow information:
Cash paid for interest	$757	$718
Cash paid for taxes, net of refunds	$13,096	$8,074
Non-cash investing and financing activities:
Accrued costs for property, plant and equipment purchases	$2,021	$1,871
Equipment purchased under capital leases	$283	$85

SUPER MICRO COMPUTER, INC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
GAAP GROSS PROFIT	$66,397	$46,023	$225,545	$160,053
Add back stock-based compensation (c)	215	257	941	953
Non-GAAP GROSS PROFIT	$66,612	$46,280	$226,486	$161,006

GAAP GROSS MARGIN	15.5%	14.3%	15.4%	13.8%
Add back stock-based compensation (c)	0.1%	0.1%	0.0%	0.0%
Non-GAAP GROSS MARGIN	15.6%	14.4%	15.4%	13.8%

GAAP INCOME FROM OPERATIONS	$26,540	$12,428	$80,259	$27,158
Add back stock-based compensation (c)	2,879	2,699	11,062	11,361
Non-GAAP INCOME FROM OPERATIONS	$29,419	$15,127	$91,321	$38,519

GAAP NET INCOME	$16,549	$8,426	$54,157	$21,279
Add back stock-based compensation (c)	2,879	2,699	11,062	11,361
Add back adjustments to tax benefit (provision) (d)	(31)	167	(2,303)	(440)
Non-GAAP NET INCOME	$19,397	$11,292	$62,916	$32,200

GAAP NET INCOME PER COMMON SHARE – BASIC (a)	$0.37	$0.20	$1.24	$0.50
Add back stock-based compensation and adjustments to tax provision (c) (d)	0.06	0.07	0.20	0.26
Non-GAAP NET INCOME PER COMMON SHARE – BASIC (e)	$0.43	$0.27	$1.44	$0.76

GAAP NET INCOME PER COMMON SHARE – DILUTED (b)	$0.34	$0.19	$1.16	$0.48
Add back stock-based compensation and adjustments to tax provision (c) (d)	0.06	0.07	0.18	0.25
Non-GAAP NET INCOME PER COMMON SHARE – DILUTED (f)	$0.40	$0.26	$1.34	$0.73

WEIGHTED-AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE
BASIC –GAAP (g)	45,017	42,267	43,599	41,992
BASIC - Non-GAAP (h)	45,018	42,447	43,628	42,202

DILUTED – GAAP (g)	48,317	43,918	46,512	43,907
DILUTED - Non-GAAP (h)	48,977	44,171	47,075	44,256

(a) Approximately $311 and $36,000 of undistributed earnings allocated to participating securities were not included in the determination of GAAP basic net income per common share for the three months and fiscal year ended June 30, 2014, respectively, and approximately $36,000 and $106,000 for the three months and fiscal year ended June, 2013, respectively.
(b) Approximately $290 and $34,000 of undistributed earnings allocated to participating securities were not included in the determination of GAAP diluted net income per common share for the three months and fiscal year ended June 30, 2014, respectively, and approximately $34,000 and $101,000 for the three months and fiscal year ended June 30, 2013, respectively.
(c) Amortization of ASC Topic 718 stock-based compensation for the three months and fiscal year ended June 30, 2014 and 2013.
(d) The benefit from (provision of) income taxes used in arriving at the non-GAAP net income was computed using an income tax rate of 33.6% and 30.6% for the three months and fiscal year ended June 30, 2014, respectively, and 24.7% and 15.2% for the three months and fiscal year ended June 30, 2013, respectively.
(e) Approximately $365 and $42,000 of undistributed earnings allocated to participating securities were included in the determination of Non-GAAP basic net income per common share for the three months and fiscal year ended June 30, 2014, respectively, and approximately $48,000 and $160,000 for the three months and fiscal year ended June 30, 2013, respectively.
(f) Approximately $335 and $39,000 of undistributed earnings allocated to participating securities were included in the determination of Non-GAAP diluted net income per common share for the three months and fiscal year ended June 30, 2014, respectively, and approximately $46,000 and $153,000 for the three months and fiscal year ended June 30, 2013, respectively.
(g) 846 and 29,326 shares of unvested restricted stock awards were not included in the determination of GAAP basic and diluted net income per common share for the three months and fiscal year ended June 30, 2014, respectively. 180,487 and 210,041 shares of unvested restricted stock awards were not included in the determination of GAAP basic and diluted net income per common share for the three months and fiscal year ended June 30, 2013, respectively.
(h) 846 and 29,326 shares of unvested restricted stock awards were included in the determination of Non-GAAP basic and diluted net income per common share for the three months and fiscal year ended June 30, 2014, respectively. 180,487 and 210,041 shares of unvested restricted stock awards were included in the determination of Non-GAAP basic and diluted net income per common share for the three months and fiscal year ended June 30, 2013, respectively.

SOURCE: Super Micro Computer, Inc.
Super Micro Computer, Inc.
Howard Hideshima, 408-503-8000
SVP, Chief Financial Officer
ir@supermicro.com
or
Perry G. Hayes
SVP, Investor Relations
ir@supermicro.com
SMCI-F